Exhibit 5.1

June 4, 2018

Genpact Luxembourg S.à r.l.

$350,000,000 3.700% Senior Notes due 2022

Form S-4 Registration Statement

Ladies and Gentlemen:

We have acted as special New York counsel to Genpact Luxembourg S.à r.l., a private limited liability company (société à responsabilité limitée) organized under the laws of the Grand Duchy of Luxembourg (the “Company”), and Genpact Limited, an exempted company organized under the laws of Bermuda (the “Guarantor”), in connection with the filing by the Company with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), relating to the proposed issuance and offer to exchange up to $350,000,000 aggregate principal amount of new 3.700% Senior Notes due 2022 (the “Exchange Notes”) for a like aggregate principal amount of outstanding 3.700% Senior Notes due 2022, which have certain transfer restrictions (the “Original Notes”). The Exchange Notes are to be issued pursuant to the indenture dated as of March 27, 2017 (the “Base Indenture”), as supplemented by the supplemental indenture dated as of March 27, 2017 (together with the Base Indenture, the “Indenture”), among the Company, the Guarantor and Wells Fargo Bank, National Association, as trustee (the “Trustee”). The Exchange Notes are to be guaranteed (the “Guarantee”) by the Guarantor on the terms and subject to the conditions set forth in the Indenture.

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including the Indenture (including the Guarantee therein) and the form of Note included therein.

In rendering this opinion, we have assumed, with your consent and without independent investigation or verification, the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as duplicates or copies. We also have assumed, with your consent, that the Indenture (including the Guarantee therein) has been duly authorized, executed and delivered by the Trustee and that the form of the Exchange Notes will conform to that included in the Indenture.

Based on the foregoing and subject to the qualifications set forth herein, we are of opinion as follows:

1. Assuming that the Exchange Notes have been duly authorized, executed and delivered by the Company, when executed and authenticated (including the due authentication of the Exchange Notes by the Trustee) in accordance with the provisions of the Indenture and issued and delivered in exchange for the applicable Original Notes, the Exchange Notes will constitute legal, valid and binding obligations of the Company enforceable against the Company in accordance with their terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws relating to or affecting creditors’ rights generally from time to time in effect and to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law).

2. Assuming that the Indenture (including the Guarantee therein) has been duly authorized, executed and delivered by the Company, the Guarantor and the Trustee, when the Exchange Notes are executed and authenticated (including the due authentication of the Exchange Notes by the Trustee) in accordance with the provisions of the Indenture and issued and delivered in exchange for the applicable Original Notes, the Guarantee will constitute the legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws relating to or affecting creditors’ rights generally from time to time in effect and to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law).

We are admitted to practice in the State of New York, and we express no opinion as to matters governed by any laws other than the laws of the State of New York and the Federal laws of the United States of America. In particular, we do not purport to pass on any matter governed by the laws of Luxembourg or Bermuda.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Cravath, Swaine & Moore LLP

Genpact Luxembourg S.à r.l.

12F, Rue Guillaume Kroll

L-1882 Luxembourg

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